ZHONGKE BIOTEC AGRICULTURE (USA) COMPANY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors of Zhongke Biotec agriculture (USA) Company, Inc. (the "COMPANY") has adopted this code of business conduct and ethics (this "CODE") to establish a policy that its directors, officers and employees conduct themselves and be held to the highest standard of honest and ethical conduct. With respect to the conduct of all business operations and other matters affecting the Company, each director, officer and/or employee shall:

   - Engage in and promote fair dealing, honest and ethical conduct, and the ethical handling of conflicts of interest;

   - Promote disclosure that is complete, accurate, timely and that fairly presents all matters disclosed;

   - Maintain compliance with all applicable laws and governmental rules and regulations;

   - Promptly report any violations of this Code according to the internal reporting schedule established by the Company;

   - Maintain a stringent compliance procedure, to insure adherence to the Code;

   -   Protect   the   Company's  legitimate   business   interests,  including
       corporate opportunities, assets and confidential information; and

   -   Deter unfair, wrongful or unlawful conduct.

All affected directors, officers and employees of the Company must confirm that they are familiar with the Code and agree to adhere to the Code. The CODE OF ETHICS CONTACT PERSON will be William R. Wayland, Jr. at (423) 756-6400. Any individual who has questions about this Code should contact the Code of Ethics Contact Person.

Any waiver of this Code may be made only by the Board of Directors.

INTEGRITY REQUIRED OF AMSTAR PERSONNEL

Each director, officer and employee is expected to act with integrity and honesty towards the Company. This includes, among other things, honestly and candidly revealing any act or practice that may have the effect of being deceptive, unfair or deceitful. No director, officer or employee shall conceal or condone violations of this Code in others at the Company.


Each director, officer and employee must:

   -   Act   with  integrity,  honesty  and candor while still maintaining  the
       Company's trade secrets, confidential business information and confidentiality of other non-public information in a manner consistent with this Code and the Company's policies.

   - Maintain compliance with the letter and spirit of laws and governmental rules and regulations, accounting standards and Company policies.

   -   Constantly maintain high standards of business ethics.

CONFLICTS OF INTEREST

A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere in any way with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her family, receives improper personal benefits as a result of his or her position in the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be brought to the attention of the Code of Ethics Contact Person.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided.

In particular, clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions may include the following:


   - any significant ownership interest in any supplier or client of the Company;

   - any consulting or employment relationship with any client, supplier or competitor;

   - any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

   - the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

   -   being  in  the  position  of  supervising,  reviewing   or  having   any
       influence on the job evaluation, pay or benefit of any immediate family member; and

   - selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Such situations, if material, should always be discussed with the Code of Ethics Contact Person. Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

DISCLOSURE

Each director, officer or employee involved in the Company's disclosure process, including the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Information Officer and the President (the "SENIOR OFFICERS"), is required to be familiar with and comply with the Company's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company's reports and documents comply in all material respects with applicable laws and regulations. In addition, each such person having direct or supervisory authority regarding the Company's public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company's disclosure process, including without limitation the Senior Officers, must:

   -   Familiarize  himself  or  herself   with   the  disclosure  requirements
       applicable to the Company as well as the business and financial operations of the Company.

   - Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

   -   Properly  review and  critically   analyze   proposed   disclosure   for
       accuracy and completeness (or, where appropriate, delegate this task to others).

COMPLIANCE

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

REPORTING AND ACCOUNTABILITY

The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

   - Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

   - Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Board of Directors and the Code of Ethics Contact Person shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with others, if appropriate. The Code of Ethics Contact Person will maintain a record of violations of this Code that are reported and all dispositions.

From time to time, the Company may waive some provisions of this Code. Waivers are required in the event of any material departure from this Code. Any waiver of this Code may be made only by the Board of Directors.

CORPORATE OPPORTUNITIES

Directors, officers and employees owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.

CONFIDENTIALITY


In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its clients, suppliers, or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.


All employees, including directors and officers, and their immediate family members, must maintain inside information about the Company and Company's clients in strict confidence and must not communicate such information, even within the Company, to any person unless the person has a need to know the information for legitimate, Company-related reasons. A person who leaks material inside information to another person can be held liable under the anti-fraud provisions of the Securities Exchange Act of 1934 if that person uses that information to trade in securities. The concept of material inside (or non-public) information is discussed in greater detail below under "Prohibition of Insider Trading".

Persons with access to non-public information about the Company or Company's clients should not discuss such information in public places where it is possible that the information can be overheard, such as in elevators, restaurants and public transportation. Anyone who becomes aware of a leak of such non-public information, whether inadvertent or otherwise, should report it immediately to the Code of Ethics Contact Person. In addition, if you have any questions as to whether information constitutes material inside information, you should consult with the Code of Ethics Contact Person.

PROHIBITION OF INSIDER TRADING

Persons who violate the insider trading prohibitions set forth in the federal securities laws are subject to potential civil damages and criminal penalties. Civil damages may include disgorgement of profits and a fine of up to three times the profit gained or loss avoided. Criminal penalties may include fines as high as $1,000,000 and 10 years imprisonment for each violation. In addition to the civil damages and criminal penalties which can be imposed on violators, any appearance of impropriety could damage the Company's reputation for integrity and ethical conduct and impair client confidence in the Company. Employees who violate the Company's policy on Prohibition of Insider Trading are subject to Company sanctions including dismissal for cause.

It is the Company's policy that no employee, regardless of his or her position within the Company, may purchase or sell Company's or a Company's client's securities while in the possession of material inside information concerning the Company or the Company client. This prohibition applies to anyone in the Company at any level if such person has access to material non-public information about the Company or a Company client. The Insider Trading and Securities Fraud Enforcement Act of 1988 and the anti-fraud and other provisions of the federal securities laws generally prohibit the misuse of material non-public information and impose civil and criminal liability against persons who engage in such activities. The federal securities laws prohibit persons from trading while in the possession of material non-public information and from passing on or "tipping" such information to others who may trade in, or recommend, the purchase or sale of securities to which such information relates. These prohibitions apply, and penalties may be imposed, whether or not the person derives any benefit from the trading. The same restrictions apply to the person's family members and others sharing the person's home. Each employee is responsible for the compliance of such other persons.

Information is considered "material" if a reasonable investor would consider it important in making an investment decision. As a practical matter, information whose disclosure would affect the market price of the securities is likely to be deemed material. WHEN IN DOUBT ABOUT WHETHER INFORMATION IS MATERIAL, ASSUME THAT SUCH INFORMATION IS MATERIAL UNLESS ADVISED TO THE CONTRARY BY THE CODE OF ETHICS CONTACT PERSON.

Information is deemed non-public until it has been disseminated in a manner making it available to investors generally. If the information is published by means of the wire services, The Wall Street Journal or The New York Times, it will satisfy the public dissemination requirement. Public dissemination usually contemplates some period or delay after release of the information in order for outside investors to evaluate the news.

There may often be material non-public information regarding the Company or a Company client within the Company that is not yet ripe for public disclosure. On the other hand, the information may be highly material in the sense that individuals with access to the information may trade on that information. WHENEVER ANY DOUBT EXISTS, THE PRESUMPTION SHOULD BE AGAINST TRADING IN THE COMPANY'S OR A COMPANY'S CLIENT'S SECURITIES BY ANY INSIDER WITH ACCESS TO THE INFORMATION UNTIL APPROVAL HAS BEEN SOUGHT THROUGH APPROPRIATE CHANNELS.

Any person who has any questions about the Company's policy should consult with the Code of Ethics Contact Person. However, ultimate responsibility for compliance with Company policy and refraining from insider trading rests with each employee.

FAIR DEALING

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company's clients, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company's business. It is not intended to, and does not create, an employment contract or assurance of continued employment, and does not create rights in any employee, client, service provider, competitor, shareholder or any other person or entity.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All directors, officers and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

AMENDMENTS

The Company reserves the right to amend this Code from time to time as it determines to be desirable or appropriate. Any amendments to this Code must be approved or ratified by a majority vote of the Board of Directors.